Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2006
NEW ORLEANS, LA January 17, 2007 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fourth quarter and fiscal year 2006.
For the quarter ended October 31, 2006, the Company reported net earnings from continuing operations of $10.7 million, or $.10 per diluted share, compared to a net loss of $2.0 million, or $.02 per diluted share, for the fourth quarter of fiscal year 2005. The Company reported net earnings from continuing operations for the fiscal year ended October 31, 2006 of $37.5 million, or $.35 per diluted share, compared to $8.7 million, or $.08 per diluted share, for the corresponding period of 2005.
Excluding unusual items, net earnings from continuing operations was $9.2 million, or $.09 per diluted share, for the quarter ended October 31, 2006 compared to $3.8 million, or $.04 per diluted share, for the fourth quarter of 2005. For the fiscal year ended October 31, 2006, earnings from continuing operations, excluding unusual items, was $39.8 million, or $.37 per diluted share, compared to $33.6 million, or $.31 per diluted share, for fiscal year 2005. (See tables under “Reconciliation of Non-GAAP Financial Measures.”)
Thomas M. Kitchen, acting Chief Executive Officer and Chief Financial Officer, stated, “I am pleased to report strong results in both revenue and margin growth during the fourth quarter and fiscal year. In our cemeteries, this was due to increased property sales, improvements in our reserve for cancellations, increased merchandise deliveries, increased cemetery service revenue and increased perpetual care trust earnings for the quarter and year. In our funeral homes, the improvement was generated by increases in the average revenue per funeral call. The fourth quarter of 2005 produced lower than normal results due to the effects of hurricanes on many of our Louisiana and Florida properties. However, even compared with normalized 2005 results, the results of the fourth quarter of 2006 proved to be strong.”
During the fourth quarter, funeral revenue increased 10 percent and cemetery revenue increased 21 percent over the comparable quarter of last year, and gross profit increased $10.6 million over the comparable quarter of last year. Same-store average revenue per traditional funeral service increased 5 percent and same-store average revenue per cremation service increased 6 percent, while the number of funeral events increased 0.3 percent. Gross cemetery property sales and preneed funeral sales increased 26 percent and 31 percent, respectively.

Cash flow provided by operating activities for the fourth quarter was $12.0 million, and recurring free cash flow was $3.2 million compared to $19.1 million of cash flow provided by operating activities and $2.3 million of recurring free cash flow for the fourth quarter of fiscal year 2005. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) The decrease in operating cash flow for the quarter was primarily due to cash inflows of $2.7 million for trust withdrawals associated with the deferred revenue project during the fourth quarter of 2006 compared to $14.6 million for the fourth quarter of 2005. This decrease in cash flow was partially offset by $0.5 million in cash outflows in excess of insurance proceeds recorded related to Hurricane Katrina during the current quarter compared to $2.5 million during the same period last year. The timing of receipt of insurance proceeds does not match the timing of cash spending related to Hurricane Katrina.
Mr. Kitchen continued, “We also produced solid results for the year with increases in funeral and cemetery revenue of 3 percent and 7 percent, respectively. Total revenue increased $25.0 million to $517.7 million and gross profit increased $12.6 million, or 12 percent, to reach $114.9 million for the year demonstrating the power of operating leverage in our business, which by nature is higher in fixed costs. These positive results in operations were offset by increases in corporate general and administrative expenses due to legal and professional fees related to class action lawsuits and the amended SEC filings over the past year, as well as increased expenses related to expanded and improved training and stock option expenses incurred during this fiscal year. We also experienced improvements in interest expense and investment and other income, as we ended the year with a $6.2 million increase in net earnings from continuing operations, excluding unusual items, compared to last year.”
Preneed funeral sales increased 12 percent and gross cemetery property sales increased 8 percent for the year. The average revenue per traditional funeral service increased 4 percent and the average revenue per cremation service increased 2 percent in same-store funeral homes for the year. The Company also experienced a slight decrease in funeral events of 0.3 percent.
Cash flow provided by operating activities for fiscal year 2006 was $90.1 million, and recurring free cash flow was $58.4 million, compared to $52.8 million of cash flow provided by operating activities and $44.6 million of recurring free cash flow for fiscal year 2005. The increase in operating cash flow is due in part to $25.5 million in premiums paid in fiscal year 2005 for the early extinguishment of debt related to the debt refinancings in 2005. The remaining increase is primarily due to a reduction in interest payments of $6.8 million. These increases in cash flow were partially offset by cash inflows of $14.8 million for trust withdrawals associated with the deferred revenue project during fiscal year 2006 compared to $18.7 million for last year. Also, there were $3.8 million of cash outflows in excess of insurance proceeds recorded related to Hurricane Katrina in 2006 compared to $2.5 million in 2005.
Mr. Kitchen concluded, “Our strong performance generated cash flow and profitability for the fiscal year, which in turn allowed us to lower debt by $33.2 million to our lowest net debt level in over ten years. We also paid dividends of $10.7 million and completed our stock buyback program by repurchasing $22 million in stock. Our commitment to continuously improve our operating performance has proven to be successful considering our positive operating results for the quarter and the fiscal year of 2006. The New Orleans operations have exceeded our expectations for the year and we anticipate their improvement to continue as the rebuilding process advances toward completion in late fiscal year 2007. Overall, when you look back on the last two fiscal years, the Company experienced a number of challenges. Only through the hard work and dedication of many of our associates were we able to meet all of these challenges successfully and stand here today as a stronger company.”
While preparing its Form 10-K for the year ended October 31, 2006, the Company concluded that it should make several adjustments relating to prior accounting periods. The net adjustment amounted to a $0.9 million ($0.6 million after-tax) increase in earnings for the three months ended October 31, 2006 and a $2.3 million ($1.5 million after-tax, or $.01 per diluted share) reduction in earnings for the year. As previously disclosed, the Company also recorded similar adjustments that relate to prior accounting periods in the third quarter of 2006, which are included in the $2.3 million reduction for the year. For further explanation, see Note 2(u) in the Form 10-K for the year ended October 31, 2006.
Fourth Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $6.6 million, or 10.4 percent, to $70.3 million.

•	The funeral margin increased 500 basis points to 22.6 percent for the fourth quarter of 2006.

•	Preneed funeral sales increased 31 percent during the fourth quarter of 2006 compared to the fourth quarter of 2005.

•	Same-store funeral services performed increased 0.3 percent.

•	The Company’s same-store funeral operations achieved a 4.9 percent increase in the average revenue per traditional funeral service. The Company also experienced a 5.9 percent increase in the average revenue per cremation service.

•	The increase in the average revenue per traditional funeral service was partially offset by a year-over-year reduction in funeral trust earnings resulting in an overall increase in the average revenue per funeral service for the quarter of 4.0 percent.

•	The cremation rate for the Company’s same-store businesses was 38.7 percent for the fourth quarter of 2006 compared to 38.6 percent for the fourth quarter of 2005.
CEMETERY
•	Cemetery revenue increased $10.5 million, or 20.8 percent, to $60.9 million for the fourth quarter of 2006. This increase was primarily due to a $6.1 million, or 26 percent, increase in gross cemetery property sales, a $3.2 million improvement in the Company’s reserve for cancellations, which was partially due to the increased reserve in the prior year as a result of Hurricane Katrina. Additionally, there was a $2.4 million increase in cemetery service revenue and a $3.7 million increase in merchandise deliveries. These increases were partially offset by a decrease of $6.4 million in construction during the quarter on various cemetery projects. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	The cemetery margin increased 740 basis points to 20.5 percent compared to 13.1 percent for the same period in 2005 primarily due to the increase in cemetery revenue as discussed above.
OTHER
•	Corporate general and administrative expenses increased $3.6 million to $8.7 million due primarily to legal and professional fees of $0.8 million, increased depreciation expense of $0.8 million and increased expenses related to the Company’s expanded and improved training of $0.4 million. As a result of the implementation of SFAS No. 123R on November 1, 2005, the Company also incurred stock option expenses of $0.3 million during the current quarter.

•	The Company recorded a hurricane related recovery of $2.6 million ($1.7 million after tax, or $.01 per diluted share) during the quarter, net of related charges. During the fourth quarter of 2005, the Company recorded a hurricane related charge of $9.4 million ($5.2 million after tax, or $.05 per diluted share), net of insurance proceeds.
•	The Company incurred $1.4 million ($0.8 million after tax, or $.01 per diluted share) in separation charges during the fourth quarter of 2005 due to the reorganization of its consolidated operations from four divisions to two, which became effective for the fourth quarter of fiscal year 2005.
•	Interest expense increased $0.3 million to $7.3 million during the fourth quarter of 2006 due to a 47 basis point increase in the average interest rate for the period related to increases in LIBOR rates, partially offset by a $33.1 million decrease in the average debt outstanding during the quarter.
•	Investment and other income increased $1.7 million to $2.0 million. This was primarily due to a $4.3 million increase in the average cash balance and an increase in the average rate earned on our cash balances from 3.0 percent in the fourth quarter of 2005 to 4.5 percent in the fourth quarter of 2006 and $1.0 million of interest income receivable from the Internal Revenue Service.
•	The effective tax rate was 36.8 percent in the fourth quarter of 2006 compared to 53.7 percent in the fourth quarter of 2005. The change in the effective rate was primarily due to the greater impact of the divided exclusion related to dividends received from our trust income on a reduced level of book income caused by costs attributable with Hurricane Katrina.
Fiscal Year 2006 Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $9.3 million, or 3.4 percent, to $282.7 million, which includes business interruption insurance proceeds of $2.8 million.
•	The funeral margin increased 50 basis points to 23.1 percent compared to 22.6 percent for fiscal year 2005.
•	Preneed funeral sales increased 12 percent during fiscal year 2006.
•	Same-store funeral services performed decreased slightly by 0.3 percent.
•	The Company’s same-store funeral operations achieved a 3.9 percent increase in the average revenue per traditional funeral service and a 1.5 percent increase in the average revenue per cremation service.
•	The increase in the average revenue per traditional funeral service was partially offset by an increase in the proportion of cremations and a year-over-year reduction in funeral trust earnings, resulting in an overall increase in the average revenue per funeral service of 1.9 percent.
•	The cremation rate for the Company’s same-store businesses was 38.6 percent for fiscal year 2006 compared to 37.3 percent for fiscal year 2005.
CEMETERY
•	Cemetery revenue increased $15.7 million, or 7.2 percent, to $235.0 million due primarily to an $8.0 million increase in gross cemetery property sales, a $6.3 million increase in merchandise deliveries, a $4.2 million improvement in the Company’s reserve for cancellations, a $2.8 million increase in cemetery service revenue and a $1.9 million increase in perpetual care trust earnings. These increases were partially offset by a decrease of $9.6 million in construction during the year on various cemetery projects. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs. In 2005, we recorded approximately $1.6 million of increased reserve for cancellations related to the areas affected by Hurricane Katrina.
•	Gross cemetery property sales increased 8 percent during fiscal year 2006.
•	The cemetery margin increased 260 basis points to 21.1 percent compared to 18.5 percent for fiscal year 2005. The increase in cemetery revenue, as discussed above, contributed to the increase in the cemetery gross profit margin, partially offset by increased costs. Due to the high fixed-cost nature of the cemetery business, increases in revenue can have a disproportionate increase in gross profit.

OTHER
•	Corporate general and administrative expenses increased $12.3 million to $31.7 million due in part to a $5.9 million increase in legal and professional fees related to the class action lawsuits and the amended SEC filings. Additionally, the Company incurred a $1.5 million increase in expenses related to its expanded and improved training during the current fiscal year. As a result of the implementation of SFAS No. 123R on November 1, 2005, the Company also incurred stock option expenses of $1.2 million during the current year.

•	The Company recorded hurricane related recoveries of $1.6 million ($1.1 million after tax, or $.01 per diluted share) during the current fiscal year, net of related charges. The Company recorded hurricane related charges of $9.4 million ($5.2 million after tax, or $.05 per diluted share) during fiscal year 2005, net of insurance proceeds.

•	The Company recorded separation charges of $1.0 million ($0.6 million after tax, or $.01 per diluted share) during fiscal year 2006 due to separation pay to a former officer and the reorganization of its operations from four divisions to two, which became effective for the fourth quarter of fiscal year 2005. During fiscal year 2005, the Company incurred separation charges of $1.5 million ($0.9 million after tax, or $.01 per diluted share) related to the reorganization of its operating divisions.

•	Interest expense decreased $0.9 million to $29.6 million during fiscal year 2006 due to a $24.5 million decrease in the average debt outstanding during the period, partially offset by a 12 basis point increase in the average interest rate for the period and approximately $1.7 million of additional interest expense during fiscal year 2006 on the Company’s 6.25 percent senior notes due to the Company’s inability to timely complete a required exchange offer. The additional interest was eliminated with the completion of the exchange offer on June 5, 2006.

•	Investment and other income increased $3.0 million to $3.7 million. This was primarily due to a $25.2 million increase in the average cash balance and an increase in the average rate earned on our cash balances from 2.5 percent in fiscal year 2005 to 3.8 percent in fiscal year 2006 and $1.0 million of interest income receivable from the Internal Revenue Service.

•	During fiscal year 2005, the Company incurred a charge for early extinguishment of debt of $21.0 million, net of tax (or $.19 per diluted share), as a result of refinancing its 10 3/4% notes during February 2005 and the refinancing of its senior secured credit facility during November 2004.

•	In fiscal year 2005, the Company recorded the cumulative effect of a change in accounting principle of $153.2 million, net of tax (or $1.40 per diluted share), for the change in accounting for preneed selling costs. Effective November 1, 2004, the Company no longer amortizes preneed selling costs, but expenses them as incurred.

•	The effective tax rate was 36.1 percent during fiscal year 2006 compared to 27.3 percent during fiscal year 2005. The reduced rate in 2005 was due to the greater impact of the dividend exclusion on a reduced level of book income caused by nonrecurring costs attributable to an early extinguishment of debt and Hurricane Katrina.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $6.4 million for the fourth quarter of 2006 and was $6.1 million for the fourth quarter of 2005.

•	Depreciation and amortization from continuing operations was $25.6 million for fiscal year 2006 and $25.5 million for fiscal year 2005. Depreciation and amortization from total operations was $25.7 million for both fiscal years 2005 and 2006.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the fourth quarter of fiscal year 2006 was $12.0 million, and recurring free cash flow was $3.2 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) During the fourth quarter of fiscal year 2005, cash flow provided by operating activities was $19.1 million, and recurring free cash flow was $2.3 million.

•	The decrease in operating cash flow for the quarter was primarily due to cash inflows of $2.7 million for trust withdrawals associated with the deferred revenue project during the fourth quarter of 2006 compared to $14.6 million for the fourth quarter of 2005. This decrease in cash flow was partially offset by $0.5 million in cash outflows in excess of insurance proceeds recorded related to Hurricane Katrina during the current quarter compared to $2.5 million during the same period last year.

•	Cash flow provided by operating activities for fiscal year 2006 was $90.1 million, and recurring free cash flow was $58.4 million, compared to $52.8 million of cash flow provided by operating activities and $44.6 million of recurring free cash flow for fiscal year 2005.

•	The increase in operating cash flow for the year is due in part to $25.5 million in premiums paid in fiscal year 2005 for the early extinguishment of debt related to the debt refinancings in 2005. The remaining increase is primarily due to a reduction in interest payments of $6.8 million. These increases in cash flow were partially offset by cash inflows of $14.8 million for trust withdrawals associated with the deferred revenue project during fiscal year 2006, compared to $18.7 million for last year. Also, there were $3.8 million of cash outflows in excess of insurance proceeds recorded related to Hurricane Katrina in 2006 compared to $2.5 million in 2005. The Company received $10.0 million in hurricane related insurance proceeds from November 1, 2006 through January 11, 2007.

•	During the fiscal year, the Company repurchased a total of 3.9 million shares of its Class A common stock for $22.0 million and has completed its authorized stock repurchase program.

•	During the fourth quarter and fiscal year of 2006, the Company paid $2.7 million and $10.7 million in dividends, respectively.

•	As of October 31, 2006, the Company had outstanding debt of $376.9 million and cash on hand of $43.9 million, or net debt of $333.0 million.

•	During fiscal year 2006, the Company repaid $33.2 million in debt, which included $30.0 million in unscheduled payments on its Term Loan B.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For fiscal year 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 12.7 percent, and its perpetual care trust funds experienced a total return of 11.0 percent.
•	For fiscal year 2005, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 6.8 percent, and its perpetual care trust funds experienced a total return of 3.5 percent.
•	For the last three years ended October 31, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 7.7 percent, and its perpetual care trust funds experienced a total return of 6.5 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 230 funeral homes and 143 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 819-9193. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is (913) 981-4911. A replay of the call will be available by dialing (888) 203-1112 (from within the continental United States) or (719) 457-0820 (from outside the continental United States), and using pass code 3954679 until January 31, 2007, 11:00 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until February 17, 2007.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2006	2005
Revenues:
Funeral	$70,333	$63,682
Cemetery	60,841	50,369

	131,174	114,051

Costs and expenses:
Funeral	54,399	52,515
Cemetery	48,384	43,770

	102,783	96,285

Gross profit	28,391	17,766
Corporate general and administrative expenses	(8,747)	(5,097)
Hurricane related recoveries (charges), net	2,636	(9,366)
Separation charges	(35)	(1,360)
Gains on dispositions and impairment (losses), net	(505)	1
Other operating income, net	418	353

Operating earnings	22,158	2,297
Interest expense	(7,332)	(6,957)
Loss on early extinguishment of debt	—	—
Investment and other income, net	2,048	309

Earnings (loss) from continuing operations before income taxes	16,874	(4,351)
Income tax expense (benefit)	6,217	(2,336)

Earnings (loss) from continuing operations	10,657	(2,015)

Discontinued operations:
Loss from discontinued operations before income taxes	(358)	(7)
Income tax benefit	(124)	(15)

Earnings (loss) from discontinued operations	(234)	8

Net earnings (loss)	$10,423	$(2,007)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$.10	$(.02)
Earnings from discontinued operations	—	—

Net earnings (loss)	$.10	$(.02)

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$.10	$(.02)
Earnings from discontinued operations	—	—

Net earnings (loss)	$.10	$(.02)

Weighted average common shares outstanding (in thousands):
Basic	104,823	108,435

Diluted	104,924	108,589

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2005 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2006	2005
Revenues:
Funeral	$282,701	$273,383
Cemetery	234,959	219,253

	517,660	492,636

Costs and expenses:
Funeral	217,285	211,748
Cemetery	185,481	178,671

	402,766	390,419

Gross profit	114,894	102,217
Corporate general and administrative expenses	(31,739)	(19,440)
Hurricane related recoveries (charges), net	1,628	(9,366)
Separation charges	(991)	(1,507)
Gains on dispositions and impairment (losses), net	(353)	1,234
Other operating income, net	1,315	1,422

Operating earnings	84,754	74,560
Interest expense	(29,633)	(30,460)
Loss on early extinguishment of debt	—	(32,822)
Investment and other income, net	3,676	713

Earnings from continuing operations before income taxes and cumulative effect of change in accounting principle	58,797	11,991
Income taxes	21,253	3,273

Earnings from continuing operations before cumulative effect of change in accounting principle	37,544	8,718

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(143)	1,092
Income tax benefit	(192)	(44)

Earnings from discontinued operations	49	1,136

Earnings before cumulative effect of change in accounting principle.	37,593	9,854
Cumulative effect of change in accounting principle (net of $101,061 in 2005 income tax benefit)	—	(153,180)

Net earnings (loss)	$37,593	$(143,326)

Basic earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.35	$.08
Earnings from discontinued operations	—	.01
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$.35	$(1.31)

Diluted earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.35	$.08
Earnings from discontinued operations	—	.01
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$.35	$(1.31)

Weighted average common shares outstanding (in thousands):
Basic	106,855	109,040

Diluted	106,900	109,205

Dividends declared per common share	$.10	$.075

Certain reclassifications have been made to the 2005 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,
ASSETS	2006	2005

Current assets:
Cash and cash equivalents	$43,870	$40,605
Marketable securities	239	302
Receivables, net of allowances	72,529	75,852
Inventories	36,389	34,538
Prepaid expenses	6,428	3,992
Deferred income taxes, net	10,502	15,286
Assets held for sale	—	1,486

Total current assets	169,957	172,061
Receivables due beyond one year, net of allowances	75,350	59,214
Preneed funeral receivables and trust investments.	518,415	502,265
Preneed cemetery receivables and trust investments	258,212	257,437
Goodwill	273,392	273,392
Cemetery property, at cost	371,230	368,555
Property and equipment, at cost:
Land	41,513	41,513
Buildings	294,493	286,596
Equipment and other	150,023	158,085

	486,029	486,194
Less accumulated depreciation	190,121	195,551

Net property and equipment	295,908	290,643
Deferred income taxes, net	173,986	183,403
Cemetery perpetual care trust investments	230,487	213,088
Restricted investments-marketable securities	1,000	1,000
Other assets	12,640	14,551

Total assets	$2,380,577	$2,335,609

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,
LIABILITIES AND SHAREHOLDERS' EQUITY	2006	2005

Current liabilities:
Current maturities of long-term debt	$2,839	$3,168
Accounts payable	19,375	10,758
Accrued payroll and other benefits	17,353	14,918
Accrued insurance	21,803	20,757
Accrued interest	5,822	5,236
Other current liabilities	18,141	20,167
Income taxes payable	3,703	886
Liabilities associated with assets held for sale	—	467

Total current liabilities	89,036	76,357
Long-term debt, less current maturities	374,020	406,859
Deferred preneed funeral revenue	274,714	284,090
Deferred preneed cemetery revenue	296,075	278,803
Non-controlling interest in funeral and cemetery trusts	658,449	626,841
Other long-term liabilities	12,410	11,442

Total liabilities	1,704,704	1,684,392

Non-controlling interest in perpetual care trusts	228,980	211,764

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares; issued and outstanding 101,408,227 and 105,115,187 shares at October 31, 2006 and 2005, respectively	101,408	105,115
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2006 and 2005; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	640,648	667,663
Accumulated deficit	(298,715)	(336,308)
Unearned restricted stock compensation		(569)
Accumulated other comprehensive loss:
Unrealized depreciation of investments	(3)	(3)

Total accumulated other comprehensive loss	(3)	(3)

Total shareholders’ equity	446,893	439,453

Total liabilities and shareholders’ equity	$2,380,577	$2,335,609

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share amounts)

	Year Ended October 31
	2006	2005
Cash flows from operating activities:
Net earnings (loss)	$37,593	$(143,326)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	153,180
(Gains) on dispositions and impairment losses, net	327	(2,401)
Impairment of hurricane damaged properties	—	11,661
Loss on early extinguishment of debt	—	32,822
Premiums paid on early extinguishment of debt	—	(25,463)
Depreciation and amortization	25,666	25,709
Provision for doubtful accounts	6,795	10,077
Share-based compensation	1,203	—
Excess tax benefits from share-based payment arrangements	(11)	—
Tax benefit on stock options exercised	—	1,993
Provision (benefit) for deferred income taxes	14,281	(543)
Other	3,371	518
Changes in assets and liabilities:
Increase in other receivables	(22,256)	(14,155)
(Increase) decrease in inventories and cemetery property	(4,193)	1,246
Increase in accounts payable and accrued expenses	10,454	7,018
Net effect of preneed funeral production and maturities.	(5,750)	(18,480)
Net effect of preneed cemetery production and deliveries	25,400	16,689
Decrease in other	(2,779)	(3,703)

Net cash provided by operating activities	90,101	52,842

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	16
Proceeds from sale of assets, net	1,218	10,007
Insurance proceeds related to hurricane damaged properties	6,000	—
Additions to property and equipment	(28,907)	(22,569)
Other	249	149

Net cash used in investing activities	(21,440)	(12,397)

Cash flows from financing activities:
Proceeds from long-term debt	—	440,000
Repayments of long-term debt	(33,168)	(446,778)
Debt issue costs	—	(6,257)
Issuance of common stock	368	13,602
Purchase and retirement of common stock	(21,996)	(13,685)
Dividends	(10,673)	(8,183)
Excess tax benefits from share-based payment arrangements	11	—
Other	62	(53)

Net cash used in financing activities	(65,396)	(21,354)

Net increase in cash	3,265	19,091
Cash and cash equivalents, beginning of year	40,605	21,514

Cash and cash equivalents, end of year	$43,870	$40,605

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$4,200	$2,000
Interest	$27,600	$34,400
Noncash investing and financing activities:
Issuance of common stock to executive officers and directors	$612	$—
Issuance of restricted stock	$35	$1,090

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2006 AND 2005
(Unaudited)
The Company uses adjusted earnings from continuing operations, adjusted EBITDA from continuing operations and recurring free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at http://www.stewartenterprises.com in the investor information section.
Management believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted earnings from continuing operations is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted earnings from continuing operations herein is consistent with the calculation of adjusted earnings from continuing operations as presented by the Company in the past. The reconciliation of the Company’s net earnings (loss) to adjusted earnings from continuing operations for the quarter and year ended October 31, 2006 and 2005 is provided in the following table.
Adjusted Earnings from Continuing Operations

(all items are net of income taxes)	Three Months Ended October 31,				Twelve Months Ended October 31,
	2006		2005		2006		2005
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings (loss)	$10.4	$.10	$(2.0)	$(.02)	$37.6	$.35	$(143.3)	$(1.31)
Add: (Earnings) loss from discontinued operations	0.3	—	—	—	(0.1)	—	(1.2)	(.01)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	—		—	153.2	1.40

Earnings (loss)from continuing operations	$10.7	$.10	$(2.0)	$(.02)	$37.5	$.35	$8.7	$.08
Add (Subtract): Out of period adjustments (1)	(0.6)	—	—	—	1.5	.01	—	—
Subtract: Stock option expense (2).	—	—	(0.2)	—	—	—	(1.1)	(.01)
Add: Hurricane related charges (recoveries), net	(1.7)	(.01)	5.2	.05	(1.1)	(.01)	5.2	.05
Add: Separation charges	—	—	0.8	.01	0.6	.01	0.9	.01
Add: (Gains) on dispositions, net of impairment losses	0.4	—	—	—	0.3	—	(1.1)	(.01)
Add: Loss on early extinguishment of debt	—	—	—	—	—	—	21.0	.19
Add: Unusual tax adjustments	0.4	—	—	—	1.0	.01	—	—

Adjusted earnings from continuing operations	$9.2	$.09	$3.8	$.04	$39.8	$.37	$33.6	$.31

(1)	During the third and fourth quarters of 2006, the Company recorded several adjustments relating to prior accounting periods. For further explanation, see Note 2(u) in the Form 10-K for the year ended October 31, 2006.

(2)	On November 1, 2005, the Company implemented FASB Statement No. 123R, “Share-Based Payment” (“SFAS No. 123R”). The 2005 results are being adjusted as if SFAS 123R had been implemented as of November 1, 2004.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2006 AND 2005
(Unaudited)
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. Adjusted EBITDA from continuing operations, which excludes the items listed below, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.
Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the quarter and year ended October 31, 2006 and 2005:

	Three Months Ended		Twelve Months Ended
Adjusted EBITDA from Continuing Operations	October 31,		October 31,
(Dollars in millions)	2006	2005	2006	2005
Consolidated net earnings (loss)	$10.4	$(2.0)	$37.6	$(143.3)
Add: (Earnings) loss from discontinued operations	0.3	—	(0.1)	(1.2)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	153.2

Earnings (loss) from continuing operations	10.7	(2.0)	37.5	8.7
Add: Depreciation and amortization from continuing operations	6.4	6.1	25.6	25.5
Add: Interest expense	7.3	7.0	29.6	30.5
Add: Income tax expense (benefit) from continuing operations	6.2	(2.4)	21.3	3.3

EBITDA from continuing operations	30.6	8.7	114.0	68.0
Add (Subtract): Out of period adjustments (excluding depreciation and amortization portion)	0.5	—	2.3	—
Subtract: Stock option expense	—	(0.4)	—	(1.9)
Add: Separation charges	—	1.4	1.0	1.5
Add: (Gains) on dispositions, net of impairment losses	0.5	—	0.4	(1.2)
Add: Hurricane related charges (recoveries), net	(2.6)	9.4	(1.6)	9.4
Add: Loss on early extinguishment of debt	—	—	—	32.8

Adjusted EBITDA from continuing operations	$29.0	$19.1	$116.1	$108.6

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2006 AND 2005
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the quarter and year ended October 31, 2006 and 2005:

	Three Months Ended		Twelve Months Ended
Free Cash Flow	October 31,		October 31,
(Dollars in millions)	2006	2005	2006	2005
Net cash provided by operating activities	$12.0	$19.1	$90.1	$52.8
Less: Maintenance capital expenditures	(6.6)	(4.7)	(20.7)	(17.5)

Free cash flow	$5.4	$14.4	$69.4	$35.3

Net cash provided by operating activities	$12.0	$19.1	$90.1	$52.8
Add: Premiums paid on early extinguishment of debt	—	—	—	25.5
Less: Extraordinary trust withdrawals(1)	(2.7)	(14.6)	(14.8)	(18.7)
Add: Cash outflows net of insurance proceeds recorded related to Hurricane Katrina	0.5	2.5	3.8	2.5

Adjusted cash provided by operating activities	$9.8	$7.0	$79.1	$62.1
Less: Maintenance capital expenditures	(6.6)	(4.7)	(20.7)	(17.5)

Recurring free cash flow	$3.2	$2.3	$58.4	$44.6

(1)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	the effects on us as a result of our industry’s complex accounting model;

•	our ability to conduct a successful search for a new chief executive officer, and the ability of the new chief executive officer to quickly gain proficiency in leading our Company;

•	the effect of hurricanes on our businesses, including the uncertainty of the profitability of our Louisiana businesses in the future and the amount and timing of any potential additional insurance recoveries;

•	our ability to renew insurance coverages in appropriate amounts at an acceptable cost and on appropriate terms and conditions, especially in the aftermath of Hurricane Katrina;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	effects of increased regulation, such as that required by the Sarbanes-Oxley Act, and the related legal and outside accounting expenses associated with compliance with such regulations;

•	effects on earnings and cash flow of increased costs;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation, and the increase in the percentage of cremations performed by us that are inexpensive direct cremations;

•	our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow and earnings as a result of preneed sales;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	effects of changes in revenue on our cash flow and profits;
and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2006 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.